UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2010

Piedmont Office Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

11695 Johns Creek Parkway, Johns Creek, Georgia 30097
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 418-8800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On January 28, 2010, Piedmont Office Realty Trust, Inc. (the “Corporation”) provided the following update on its fourth quarter financial performance.

Financial Performance

While the Corporation has not yet completed preparation of its year-end financial statements and such financial statements have not yet been audited by its independent auditor, the Corporation expects that funds from operations (“FFO”) per share for the three months ended December 31, 2009 will be $0.44. The Corporation expects that net income per share for the three months ended December 31, 2009 will be $0.16. These results and the results presented below are preliminary and are not final until the filing of the Corporation’s Form 10-K for the year ended December 31, 2009 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. Readers are cautioned not to place undue reliance on these expectations. All share and per share information has been retroactively adjusted to reflect the recapitalization of the Corporation’s common stock which was effective January 22, 2010. Dollar and share amounts are presented in thousands, except for per share amounts.

Preliminary Financial Results

Three Months Ended December 31, 2009
Revenue from continuing operations	$151,017
Net income attributable to common stockholders	$25,946
FFO attributable to common stockholders	$69,484

As of December 31, 2009
Total Assets	$4,395,345
Total Debt	$1,516,525
Occupancy(1)	90.1%

(1)	Reflects occupancy of the Corporation’s 73 office properties (exclusive of the Corporation’s eight unconsolidated joint venture properties and two industrial properties).

Although net income calculated in accordance with United States generally accepted accounting principles (“GAAP”) is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of the Corporation’s operating performance to net income attributable to the Corporation. The Corporation believes that FFO is a beneficial indicator of the performance of an equity real estate investment trust (“REIT”). Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. The Corporation’s management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, the Corporation believes that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of the Corporation’s performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. The Corporation calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Corporation does. As presented above, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings. A reconciliation of FFO to GAAP net income is set forth below:

Reconciliation of Net Income to Funds From Operations

	Three Months Ended December 31, 2009
	($)	Per Share(1)
Net Income Attributable to Common Stockholders	$25,946	$0.16
Depreciation and Amortization	43,092	0.27
Share of joint venture depreciation and amortization	445	—
FFO attributable to common stockholders	$69,484	$0.44

(1)	Based on 158,393 diluted weighted shares outstanding for the three months ended December 31, 2009.

Item 7.01.	Regulation FD Disclosure.

On January 28, 2010 the Corporation announced that effective January 20, 2010, the Corporation notified the administrative agent for its $250 million unsecured term loan of its exercise of the one year extension option available under the terms of the loan.

In addition, the information presented in Item 2.02, above, is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PIEDMONT OFFICE REALTY TRUST, INC.

By:	/S/ LAURA P. MOON
Laura P. Moon Senior Vice President and Chief Accounting Officer

Date: January 28, 2010